Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson - 713.394.2281
Media: Lynn Brown - 713.394.5093
Web site: http://www.wm.com
WM #10-06
Waste Management Announces First Quarter 2010 Earnings
First Quarter Revenue Increases 4.4%
Company Notes Volume Trends are Improving
HOUSTON – April 29, 2010 – Waste Management, Inc. (NYSE: WM) today announced financial results for its first quarter ended March 31, 2010. Net income(a) for the quarter was $182 million, or $0.37 per diluted share, compared with $155 million, or $0.31 per diluted share, for the first quarter of 2009. This is an increase in earnings per diluted share of over 19%. Revenues for the first quarter of 2010 were $2.93 billion compared with $2.81 billion for the same 2009 period, an increase of 4.4%.
The Company noted several items that impacted results in the 2010 and 2009 first quarters. Results in the first quarter of 2010 included a $17 million after-tax charge related to the partial withdrawal from a Teamsters’ under-funded multi-employer pension plan. Results in the first quarter of 2009 included a $23 million reduction in net income due to charges related to the restructuring announced in February 2009, and a $30 million reduction in net income related to the abandonment of a revenue management system. Excluding these items, net income would have been $199 million, or $0.41 per diluted share, in the first quarter of 2010 compared with $208 million, or $0.42 per diluted share, in the first quarter of 2009.(b)
David P. Steiner, Chief Executive Officer of Waste Management, commented, “We saw further signs of improvement in our business during the first quarter of 2010. Revenue increased over 4% compared with the first quarter of 2009, primarily because of improving commodity prices and year-over-year yield increases. And volume comparisons continued to show improving trends.
“In addition, we overcame several headwinds to produce solid first quarter results. That included severe winter weather, a $0.01 per diluted share expense related to our decision to add stock options as part of our long-term compensation program, and a year-over-year negative impact of $0.02 per diluted share relating to fuel costs, net of fuel surcharge revenues.
“Internal revenue growth from volume declined by 4.9% in the first quarter of 2010, an improvement of 150 basis points compared with the decline experienced in the fourth quarter of 2009. Compared with the third quarter of 2009, the rate of volume decline has improved 400 basis points. As we look at volumes for the remainder of 2010, we continue to expect the rate of decline to show improvement in the second quarter and for volumes to turn positive during the second half of the year.”
Steiner continued, “Our internal revenue growth from yield for our collection and disposal business was 1.8%. We anticipated that yield would be lower during the first half of 2010 because the consumer price index was quite low, and even negative, for several months during the last half of 2009. This decline in the index affected recent contract price adjustments. Excluding the price impacts associated with municipal and franchise contracts, which are primarily driven by CPI adjustments, internal revenue growth from yield would have been 2.5% for the quarter. The CPI index is now running over 2% for the first three months of 2010. In addition, we have increased our environmental fee from 6.0% to 7.5%. So, we expect our internal revenue growth from yield to strengthen throughout the year.”
Key Highlights for the First Quarter 2010
•	Revenue increased by 4.4%, or $125 million, in the first quarter.

•	Internal revenue growth from yield for the Company’s collection and disposal operations was 1.8%, but would have been 2.5% excluding the price impacts associated with municipal and franchise contracts, which are primarily driven by CPI adjustments.

•	Internal revenue growth from volume was negative 4.9%.

•	Operating expenses increased by 9.0%, or $156 million, in the first quarter. This increase resulted mainly from $77 million of increased cost of goods sold related to recycling commodity rebates, a $28 million charge related to the partial withdrawal from a Teamsters’ under-funded multi-employer pension plan, and a $28 million increase in fuel costs. First quarter 2010 fuel costs, net of fuel surcharge revenues, negatively impacted earnings by $0.02 per diluted share, compared to the prior year period.

•	Selling, general and administrative expenses increased by $14 million compared with the first quarter of 2009, due principally to increased expenses for growth initiatives and information technology upgrades. As a percentage of revenue, these expenses remained unchanged at 12% compared with the prior year period.

•	Average recycling commodity prices more than doubled in the first quarter of 2010 compared with the prior year period. This favorable year-over-year impact contributed over $0.06 to earnings per diluted share in the first quarter of 2010, compared with the prior year period, which was consistent with the Company’s previously announced estimate for commodity impacts.

•	In 2010 we granted stock options as part of our long-term compensation program. There was $5 million of non-cash expense, or an approximate $0.01 decline in earnings per diluted share in the quarter, due to vesting provisions applicable to retirement eligible employees under the Company’s long-term stock option incentive plan.

•	Free cash flow was $253 million in the quarter.(b)

•	Capital expenditures were $255 million in the quarter.

•	The Company returned $273 million to shareholders in the first quarter, consisting of $153 million in dividends and $120 million in common stock repurchases.

•	The effective tax rate in the quarter was approximately 36.6%.
“We remain committed to returning cash to our shareholders while at the same time making strategic investments that will increase future cash flows. In the first quarter we paid $153 million in dividends and repurchased $120 million of common stock. We also completed over $80 million of tuck-in acquisitions. On March 23, 2010, we closed on our previously announced acquisition of a 40% interest in Shanghai Environment Group (SEG). SEG is the leading company in China in the fast-growing waste-to-energy market. We also expect to close today on the purchase of a waste-to-energy facility owned by the Southeastern Public Service Authority, located in Virginia.”
Steiner concluded, “Virtually all of the signs that we have seen in our business during March and early April suggest a continuing upturn in volumes during the second quarter. Recycling commodity prices remain at a high level, and our recent pricing activities will provide immediate benefit. Given these positive indications, we are confident that we will meet our previously announced full year 2010 earnings guidance range of $2.09 to $2.13 per diluted share, with earnings momentum building steadily throughout the year.(b)”

(a)	For purposes of this press release, all references to “Net income” refers to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. The Company has adjusted net income, earnings per diluted share and, projected earnings per diluted share in this press release to exclude the impact of certain unusual, non-recurring or otherwise non-operational items.

The Company also discusses free cash flow which is a non-GAAP measure, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, and the payment of dividends. However, free cash flow has material limitations, as it does not represent cash flow available for discretionary expenditures because it excludes certain expenditures that we have committed to such as debt service obligations. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The quantitative reconciliations of each of the non-GAAP measures presented herein other than projected earnings per diluted share to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company’s full year earnings projection of $2.09 to $2.13 per diluted share excludes the effects of any events or circumstances in 2010 that management deems to be unusual items or that management believes are not representative or indicative of our results of operations. GAAP net earnings per diluted share for 2010 may include items that are not currently determinable, but may be significant, such as asset impairment and unusual items, charges, gains or losses from divestitures, resolution of income tax items or other items. The full-year 2010 adjusted projected earnings reiterated today exclude (i) the first quarter impact of a $17 million after-tax charge related to the partial withdrawal of an underfunded multi-employer pension plan; (ii) the benefit of the receipt by the Company of an $80 million (pre-tax) litigation settlement that occurred in April 2010 to settle all claims arising from an attempt to implement a new revenue management system; and (iii) any other items that may occur that management deems to be not representative of our results of operations. GAAP net earnings per diluted share projected for the full year would require inclusion of the items noted and the projected impact of future items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. A live audio webcast of the conference call can be accessed at 10:00 a.m. Eastern Time, April 29, 2010 by logging onto www.WM.com and selecting “Events and Presentations” under the Investor Relations tab. You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 64713577.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. A replay will be available beginning at approximately 1:00 p.m. Eastern time on April 29th through 5:00 p.m. Eastern time on May 13th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 64713577.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2010 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2010	2009
Operating revenues	$2,935	$2,810

Costs and expenses:
Operating	1,881	1,725
Selling, general and administrative	351	337
Depreciation and amortization	291	289
Restructuring	—	38
(Income) expense from divestitures, asset impairments and unusual items	—	49

	2,523	2,438

Income from operations	412	372

Other income (expense):
Interest expense	(112)	(105)
Interest income	—	4
Other, net	2	—

	(110)	(101)

Income before income taxes	302	271
Provision for income taxes	110	101

Consolidated net income	192	170
Less : Net income attributable to noncontrolling interests	10	15

Net income attributable to Waste Management, Inc.	$182	$155

Basic earnings per common share	$0.37	$0.31

Diluted earnings per common share	$0.37	$0.31

Basic common shares outstanding	485.6	491.8

Diluted common shares outstanding	488.1	493.0

Cash dividends declared per common share	$0.315	$0.29

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$182	$155

Number of common shares outstanding at end of period	483.8	491.9
Effect of using weighted average common shares outstanding	1.8	(0.1)

Weighted average basic common shares outstanding	485.6	491.8
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.5	1.2

Weighted average diluted common shares outstanding	488.1	493.0

Basic earnings per common share	$0.37	$0.31

Diluted earnings per common share	$0.37	$0.31

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$871	$1,140
Receivables, net	1,493	1,527
Other	355	343

Total current assets	2,719	3,010

Property and equipment, net	11,515	11,541
Goodwill	5,675	5,632
Other intangible assets, net	245	238
Other assets	841	733

Total assets	$20,995	$21,154

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,038	$2,152
Current portion of long-term debt	632	749

Total current liabilities	2,670	2,901

Long-term debt, less current portion	8,191	8,124
Other liabilities	3,593	3,538

Total liabilities	14,454	14,563

Equity:
Waste Management, Inc. stockholders’ equity	6,233	6,285
Noncontrolling interests	308	306

Total equity	6,541	6,591

Total liabilities and equity	$20,995	$21,154

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2010	2009
Cash flows from operating activities:
Consolidated net income	$192	$170
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	291	289
Other	40	73
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(27)	(13)

Net cash provided by operating activities	496	519

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(62)	(22)
Capital expenditures	(255)	(325)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	12	5
Investments in unconsolidated entities	(149)	—
Net receipts from restricted trust and escrow accounts, and other	19	46

Net cash used in investing activities	(435)	(296)

Cash flows from financing activities:
New borrowings	114	895
Debt repayments	(169)	(452)
Common stock repurchases	(120)	—
Cash dividends	(153)	(143)
Exercise of common stock options	7	4
Other, net	(10)	(59)

Net cash provided by (used in) in financing activities	(331)	245

Effect of exchange rate changes on cash and cash equivalents	1	(1)

Increase (decrease) in cash and cash equivalents	(269)	467
Cash and cash equivalents at beginning of period	1,140	480

Cash and cash equivalents at end of period	$871	$947

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Operating Revenues by Lines of Business

Collection	$1,974	$2,005	$1,952
Landfill	562	618	600
Transfer	312	337	321
Wheelabrator	206	214	201
Recycling	269	231	143
Other	64	80	47
Intercompany (a)	(452)	(479)	(454)

Operating revenues	$2,935	$3,006	$2,810

	Quarters Ended
	March 31, 2010		March 31, 2009
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$188	6.7%	$(167)	-5.2%
Volume	(137)	-4.9%	(265)	-8.1%

Internal revenue growth	51	1.8%	(432)	-13.3%
Acquisition	48	1.7%	23	0.7%
Divestitures	(1)	0.0%	(12)	-0.3%
Foreign currency translation	27	0.9%	(35)	-1.1%

	$125	4.4%	$(456)	-14.0%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$38	1.6%	$84	3.3%
Waste-to-energy disposal	7	7.4%	—	0.0%

Collection and disposal	45	1.8%	84	3.1%
Recycling commodities	138	102.2%	(178)	-53.0%
Electricity	(8)	-11.0%	(9)	-10.8%
Fuel surcharges and mandated fees	13	15.3%	(64)	-42.1%

Total	$188	6.7%	$(167)	-5.2%

	Quarters Ended March 31,
	2010	2009
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$496	$519
Capital expenditures	(255)	(325)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	12	5

Free cash flow	$253	$199

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Balance Sheet Data

Cash and cash equivalents	$871	$1,140	$947

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,823	$8,873	$8,789
Total equity	6,541	6,591	6,193

Total capital	$15,364	$15,464	$14,982

Debt-to-total capital	57.4%	57.4%	58.7%

Capitalized interest	$4	$4	$3

Acquisition Summary (a)

Gross annualized revenue acquired	$69	$107	$23

Total consideration	$84	$165	$22

Cash paid for acquisitions	$54	$146	$21

Other Operational Data

Internalization of waste, based on disposal costs	67.9%	68.7%	70.0%

Total landfill disposal volumes (tons in millions)	20.3	22.3	21.6
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.8	1.7

Total disposal volumes (tons in millions)	22.0	24.1	23.3

Active landfills	273	273	274

Landfills reporting volume	258	259	260

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$72.6	$82.5	$77.0
Asset retirement costs	10.7	(15.8)	10.6

Total landfill amortization expense (b)	83.3	66.7	87.6
Accretion and other related expense	16.8	17.6	16.1

Landfill amortization, accretion and other related expense	$100.1	$84.3	$103.7

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(b)	The quarter ended March 31, 2010, as compared to the quarter ended December 31, 2009, reflects an increase in amortization expense of $16.6 million of which $25.0 million is primarily attributable to favorable year-end adjustments related to changes in estimated landfill capping construction and closure/post-closure obligations identified in our annual review process that occurs in the fourth quarter. This was offset by a $9.5 million decrease due to the seasonal reduction in landfill volumes.

(6)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	March 31, 2010		March 31, 2009
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings Per Share	Amount	Amount	Amount	Amount
Net income and Diluted EPS, as reported	$182	$0.37	$155	$0.31

Adjustments to Net income and Diluted EPS:
Multi-employer pension withdrawal costs	17	0.04	—	—
Restructuring	—	—	23	0.05
Asset impairment due to abandonment of revenue management system	—	—	30	0.06

Net income and Diluted EPS, as adjusted	$199	$0.41	$208	$0.42

(7)